EXHIBIT 10.2

Form of Employee Restricted Stock Award Letter under the Bristow Group Inc. 2007 Long Term Incentive Plan

[Name]
[Location]

Dear [name]:

Effective as of  [grant date] (the “Award Date”), Bristow Group Inc. (the “Company”) hereby grants to you [number of shares] restricted Shares (“Restricted Stock”) of the common stock of the Company, $.01 par value (“Common Stock”),  in accordance with the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”).

Your Restricted Stock Award is more fully described in the attached Appendix A, Terms and Conditions of Employee Restricted Stock Award (which Appendix A, together with this letter, is the “Award Letter”).  Any capitalized term used and not defined in this Award Letter has the meaning set forth in the Plan.  In the event there is an inconsistency between the terms of the Plan and this Award Letter, the terms of the Plan control.

Unless otherwise provided in the attached Appendix A, the restrictions on your Shares of Restricted Stock will lapse and such Shares will vest on the third anniversary of the Award Date, provided that you have been continuously employed by the Company from the Award Date through the date of vesting and the lapse of restrictions (the “Vesting Date”).  Except as expressly provided in Appendix A, all Shares of Restricted Stock as to which the restrictions thereon have not previously lapsed and which remain unvested will automatically be forfeited upon your termination of employment for any reason prior to the Vesting Date.  In the event that the Vesting Date is a Saturday, Sunday or holiday, such Shares will instead vest on the first business day immediately following the Vesting Date.

Note that in most circumstances, the aggregate Fair Market Value of the Shares of Restricted Stock that vest on the Vesting Date will be taxable income to you. You should closely review Appendix A and the Plan Prospectus for important details about the tax treatment of your Restricted Stock Award. Your Restricted Stock is subject to the terms and conditions set forth in the enclosed Plan, this Award Letter, the Prospectus for the Plan, and any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors.

This Award Letter, the Plan and any other attachments hereto should be retained in your files for future reference.

Very truly yours,

Perry L. Elders
Executive Vice President and Chief Financial Officer
Enclosures

Appendix A

Terms and Conditions of
Employee Restricted Stock Award
[grant date]

The restricted Shares (“Restricted Stock”) of common stock, $.01 par value (“Common Stock”), granted to you by Bristow Group Inc. (the “Company”) are subject to the terms and conditions set forth in the Bristow Group Inc. 2007 Long Term Incentive Plan (the “Plan”), any rules and regulations adopted by the Compensation Committee of the Company’s Board of Directors (the “Committee”), this Award Letter and the Prospectus for the Plan.  Any capitalized term used and not defined in this Award Letter has the meaning set forth in the Plan.  In the event there is an inconsistency between the terms of the Plan and this Award Letter, the terms of the Plan control.

1.           Lapse of Risk of Forfeiture and Vesting

The Restricted Stock granted pursuant to your Award Letter will no longer be subject to forfeiture on the Vesting Dates as set forth in your Award Letter provided that you have been continuously employed by the Company from the Award Date through the respective Vesting Date.  In certain circumstances described below, the possibility of forfeiture of your Restricted Stock may lapse and the Shares may become 100% vested before the scheduled Vesting Date.

2.           Restrictions on the Restricted Stock

Until the restrictions on your Restricted Stock have lapsed and your Shares have become vested in accordance with this Award Letter, you may not sell, transfer, assign or pledge the Shares.  Immediately upon any attempt to transfer such rights, your Restricted Stock, and all of the rights related thereto, will be forfeited by you and cancelled by the Company.

Shares in the amount of your Restricted Stock Award will be registered in your name as of the Award Date, but will be held by the Company on your behalf, together with a stock power endorsed in blank, until the restrictions on such Shares lapse. If certificated, each stock certificate shall bear the following legend:

the transferability of this certificate and the shares of stock represented hereby are subject to the restrictions, terms and conditions (including forfeiture and restrictions against transfer) contained in the Award Letter for such Restricted Stock entered into between the registered owner of such shares and Bristow Group Inc.  a copy of the Award Letter is on file in the office of the Secretary of Bristow Group Inc., located at 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042.

When the restrictions on Shares of your Restricted Stock lapse and the Shares become vested, a certificate representing such Shares, minus any Shares retained to satisfy the applicable tax withholding obligations in accordance with Section 6 of this Appendix, will be delivered in street name to your brokerage account (or, in the event of your death, to a brokerage account in the name of your beneficiary in accordance with the Plan) or, at the Company’s option, a certificate for such Shares will be delivered to you (or, in the event of your death, to your beneficiary in accordance with the Plan).  As a condition of this Restricted Stock Award, you agree to execute such additional documents and complete and execute such forms as the Committee or the Company may require for purposes of this Award Letter.

3.           Dividends and Voting

You will have the right to vote your Restricted Stock, even if it remains subject to forfeiture, until it is forfeited.  From the Award Date, all cash dividends payable with respect to your Restricted Stock will be paid directly to you, subject to applicable withholding, at the same time dividends are paid with respect to all other Shares of Common Stock unless and until any Shares of the Restricted Stock are forfeited.

4.           Termination of Employment

(a) Forfeiture and Vesting.  Except as provided in this Section 4 and Section 5, if your employment is terminated, your unvested Shares of Restricted Stock shall be immediately forfeited.  Any Shares of Restricted Stock forfeited hereunder shall automatically revert to the Company and become cancelled Shares and shall be again subject to the Plan.

(b) Death or Disability.  If your employment is terminated by reason of death or Disability, all of your Shares of Restricted Stock will no longer be subject to the possibility of future forfeiture and will be 100% vested.  For purposes of this Appendix, Disability shall have the meaning given that term by the group disability insurance, if any, maintained by the Company for its employees or otherwise shall mean your complete inability, with or without a reasonable accommodation, to perform your duties with the Company on a full-time basis as a result of physical or mental illness or personal injury you have incurred for more than 12 weeks in any 52 week period, whether consecutive or not, as determined by an independent physician selected with your approval and the approval of the Company.

(c) Retirement.  If your employment terminates by reason of retirement under a retirement program of the Company or one of its subsidiaries approved by the Committee after you have attained age 62 and have completed five continuous years of service (in either case as determined by the Committee), all of your Shares of Restricted Stock will no longer be subject to the possibility of future forfeiture and will be 100% vested.

(d) Other Termination of Employment.  If your employment terminates for any reason other than those provided in Sections 4(b) and 4(c) above, your unvested Shares of Restricted Stock upon your termination of employment will be forfeited, unless otherwise determined by the Committee in its sole discretion.

(e) Adjustments by the Committee.  The Committee may, in its sole discretion, exercised before or after your termination of employment, accelerate the vesting of all or any portion of your Shares of Restricted Stock.

(f) Committee Determinations.  The Committee shall have absolute discretion to determine the date and circumstances of the termination of your employment, and its determination shall be final, conclusive and binding upon you.

5.           Change in Control

Acceleration of Lapse of Restrictions. All of your Shares of Restricted Stock will no longer be subject to forfeiture and will be 100% vested immediately upon a Change in Control of the Company prior to your termination of employment.  A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of Shares representing 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this clause (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company, or (iv) any acquisition by any corporation or other entity pursuant to a transaction which complies with subclauses (i), (ii) and (iii) of clause (c) below; or

(b) Individuals who, as of the Effective Date of the Plan, are members of the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company; provided, however, that for purposes of this clause (b), any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company; or

(c) Consummation of a reorganization, merger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Voting Securities, (ii) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation or other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company, providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company other than in connection with the transfer of all or substantially all of the assets of the Company to an affiliate or a Subsidiary of the Company.

6.           Tax Consequences and Income Tax Withholding

You should review the Plan Prospectus for a general summary of the federal income tax consequences of your receipt of Restricted Stock based on currently applicable provisions of the Code and related regulations.  The summary does not discuss state and local tax laws or the laws of any other jurisdiction, which may differ from U.S. federal tax laws.  Neither the Company nor the Committee guarantees the tax consequences of your Award Letter.  You are advised to consult your own tax advisor regarding the application of tax laws to your particular situation.

This Award Letter is subject to your satisfaction of applicable withholding requirements.  Unless the Committee in its sole discretion determines otherwise, to satisfy any applicable federal, state or local withholding tax liability arising from the grant or vesting of your Restricted Stock, the Company will retain a certain number of Shares of Common Stock having a value equal to the amount of your minimum statutory withholding obligation from the Shares otherwise deliverable to you upon the vesting of your Restricted Stock.

In addition, you must make arrangements satisfactory to the Committee to satisfy any applicable withholding tax liability imposed under the laws of any other jurisdiction arising from your Incentive Award hereunder. You may not elect to have the Company withhold Shares having a value in excess of the minimum withholding tax liability under local law. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Committee, no Shares will be issued to you or the Company shall have the right to withhold the required amount from your salary or other amounts payable to you prior to the delivery of the Common Stock to you.

As a condition of this Restricted Stock Award, you agree to waive your right to make an election under Code Section 83(b).  Accordingly, no such election will be recognized by the Company.

7.           Restrictions on Resale

Other than the restrictions referenced in Section 2, there are no restrictions imposed by the Plan on the resale of Common Stock acquired under the Plan.  However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of Shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act.  At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates.  There are no restrictions imposed by the SEC on the resale of Shares acquired under the Plan by persons who are not affiliates of the Company; provided, however, that all employees and the grant of Restricted Stock and any Common Stock deliverable hereunder are subject to the Company’s policies against insider trading (including black-out periods during which no sales are permitted), and to other restrictions on resale that may be imposed by the Company from time to time if it determines said restrictions are necessary or advisable to comply with applicable law.

8.           Effect on Other Benefits

Income recognized by you as a result of your Restricted Stock Award will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

9.           Compliance with Laws

This Award Letter and the Restricted Stock and any Common Stock deliverable hereunder shall be subject to all applicable federal and state laws and the rules of the exchange on which Shares of the Company’s Common Stock are traded.  The Plan and this Award Letter shall be interpreted, construed and constructed in accordance with the laws of the State of Delaware and without regard to its conflicts of law provisions, except as may be superseded by applicable laws of the United States.

10.           Miscellaneous

(a) Not an Agreement for Continued Employment or Services.  This Award Letter shall not, and no provision of this Award Letter shall be construed or interpreted to, create any right to be employed by or to provide services to or to continue your employment with or to continue providing services to the Company or the Company’s affiliates, Parent or Subsidiaries or their affiliates.

(b) Community Property.  Each spouse individually is bound by, and such spouse’s interest, if any, in the grant of Restricted Stock or in any Shares of Common Stock is subject to, the terms of this Award Letter.  Nothing in this Award Letter shall create a community property interest where none otherwise exists.

(c) Amendment for Code Section 409A. This Incentive Award is intended to be exempt from Code Section 409A.  If the Committee determines that this Incentive Award may be subject to Code Section 409A, the Committee may, in its sole discretion, amend the terms and conditions of this Award Letter to the extent necessary to comply with Code Section 409A.

If you have any questions regarding your Restricted Stock Award or would like to obtain additional information about the Plan, please contact the Company’s General Counsel, Bristow Group Inc., 2000 W. Sam Houston Parkway South, Suite 1700, Houston, Texas 77042 (telephone (713) 267 - 7600).  Your Award Letter and all attachments should be retained in your files for future reference.

This Award Letter has been executed and delivered as of the Award Date.